Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
November 1, 2018		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2018.

Sales for the first quarter were $5,784,839, which is a 4.9% decrease from sales of $6,084,055 for the same three month period one year ago. The three month net income was $67,411, compared to net income of $21,969 for the first quarter last year. Diluted and basic income per common share for the quarter was $0.01 compared to diluted and basic loss per common share of $0.00 for the three month period one year ago.

"New wireless bluetooth products continued to drive an increase in sales to distributors in Europe," Michael J. Koss, Chairman and CEO, said today. "However, the improvement in the European market was not enough to overcome a decline in sales to domestic mass retail compared to the same period last year. In part, the decline in sales to mass retail was caused by larger than expected orders in the last quarter of fiscal year 2018, which created inventory shortages on those models in the first quarter this year."

"Despite the setback in domestic sales," Koss continued, "a strong mix of sales by product, customer and sales channel drove an increase in gross profit and allowed us to generate net income of $67,411 for the quarter ended September 30, 2018, compared to net income of $21,969 for the same three month period one year ago."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 30
	2018	2017
Net sales	$5,784,839	$6,084,055
Cost of goods sold	3,953,655	4,400,405
Gross profit	1,831,184	1,683,650

Selling, general and administrative expenses	1,732,894	1,647,706
Unauthorized transaction related costs (recoveries), net	30,854	(14,409)
Interest expense	—	2,692
Income before income tax provision	67,436	47,661

Income tax provision	25	25,692

Net income	$67,411	$21,969

Income per common share:
Basic	$0.01	$—
Diluted	$0.01	$—